Exhibit 99.B(j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information included in this Registration Statement (Form N-1A) (Pre-Effective Amendment No. 1 to File No. 333-194601) of Pax World Funds Series Trust III.  We also consent to the incorporation by reference in this Registration Statement of our report, dated February 24, 2014, on the financial statements and financial highlights of Pax World Global Women’s Equality Fund, a series of Pax World Funds Series Trust I, included in the Annual Report to Shareholders of Pax World Global Women’s Equality Fund for the fiscal year ended December 31, 2013.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
May 19, 2014